Exhibit 99



NEWS RELEASE


Kroll-O'Gara Examining Strategic Alternatives


New York, NY (September 23, 1999) -- The Kroll-O'Gara Company (Nasdaq: KROG) announced today it has retained the investment banking firm of Bear, Stearns & Co. Inc. and is exploring strategic alternatives for the Company. As a result of these efforts, the Company has received several preliminary proposals which it is evaluating with the assistance of Bear, Stearns. The proposals range from a sale of the Company to a significant equity investment. There can be no assurance that any of these proposals will be acceptable to the Company, or that any of them will be consummated.

Having undertaken this strategic initiative, the Company determined to defer the acquisitions originally planned for the third quarter of 1999. To the extent that estimates of the Company's earnings for the third quarter assume that the Company would complete acquisitions in the quarter, those estimates should be reduced by approximately 12 to 14 cents.

Similarly, to the extent that estimates of the Company's fourth quarter results include earnings attributable to acquisitions assumed to be completed in the last half of 1999, those estimates will also be affected. The Company is presently not able to quantify the amount, if any, which the continued deferral of its acquisition plans might have on its fourth quarter earnings. Acquisitions continue to form an integral element of the Company's long-term strategic plan, and the Company intends to resume its acquisition activities as soon as this strategic initiative has been concluded. The Company said it will have no further comment until it has completed its review of strategic alternatives.

The Kroll-O'Gara Company is a leading global provider of a broad range of specialized products and services designed to supply solutions to a variety of security needs. Kroll-O'Gara provides governments, businesses and individuals with information, analysis, training, advice and products to mitigate the growing risks associated with fraud, electronic threats, physical threats and uninformed decisions based upon incomplete or inaccurate information. Based in New York and Fairfield, Ohio. Kroll-O'Gara employs more than 2,800 people in over 60 offices and plants around the world.

Certain of the statements set forth above in this release are forward-looking statements within the meaning of the federal securities laws. Such statements are based upon management's

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estimates, assumptions and projections and are subject to
substantial risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, contract delays, reductions or cancellations; cost overruns with regard to fixed price contracts, problems, and costs associated with integrating past and future business combinations; the inability to acquire additional businesses on an accretive basis; various political and economic risks of conducting business outside the United States; adjustments associated with percentage-of-completion accounting; inability of sub-contractors to perform on schedule and meet demand; unexpected competitive pressures resulting in lower margins and volumes; uncertainties in connection with start-up operations and opening new offices; higher-than-anticipated costs of financing the business; loss of senior personnel; and changes in the general level of business activity.